Exhibit 99.1

GNC Holdings, Inc. Announces Promotions in Management Structure in Merchandising, Marketing and Store Operations; Will Commence Search for New Executive Vice President of International Operations

Pittsburgh, July 12, 2011 — GNC Holdings, Inc. (NYSE: “GNC”), a leading global specialty retailer of nutritional products, today announced that it has made three promotions in its merchandising, marketing and store operations functions.

Thomas Dowd, a twenty-two year GNC veteran, has been promoted from Executive Vice President, Store Operations and Development to Executive Vice President, Chief Merchandising Officer and General Manager; Jeffrey Hennion has been promoted from Executive Vice President, Chief Branding Officer to Executive Vice President, Chief Marketing Officer; and Darryl Green has been promoted from Senior Vice President, Domestic Franchising to Senior Vice President, Domestic Store Operations.

“These promotions demonstrate the strength of the current management team, which has allowed us to restructure the merchandising and marketing organization utilizing internal talent after the recent departure of Beth Kaplan,” said Joe Fortunato, President and CEO of GNC Holdings, Inc.  “Tom Dowd and Darryl Green represent over 40 years of experience in the dietary supplement industry at GNC, including key areas like Store Operations, Merchandising and Franchising.   In addition, Jeff Hennion was recently recruited from Dick’s Sporting Goods and represents significant executive experience with over 20 years at Dick’s and at Alcoa in various executive roles, including marketing, e-commerce, social media, and finance and administration.”

The Company also announced today that David P. Berg has resigned, effective September 2011, from his position as Chief Operating Officer to pursue other interests.  Mr. Fortunato added, “David accelerated our international growth and strengthened our international management team to allow for continued core growth in our existing 48 international franchise countries.  The international management team continues to focus on growth in China and is pursuing opportunities in other key countries as well.  We wish David well in his future endeavors.”

Mr. Fortunato noted that a search for a new Executive Vice President, International Operations will commence immediately to replace Mr. Berg.

About GNC Holdings, Inc.

GNC Holdings, Inc., headquartered in Pittsburgh, Pa., is a leading global specialty retailer of health and wellness products, including vitamins, minerals, and herbal supplement products, sports nutrition products and diet products, and trades on the New York Stock Exchange under the symbol “GNC”.

As of March 31, 2011, GNC has more than 7,300 locations, of which more than 5,600 retail locations are in the United States (including 895 franchise and 2,029 Rite Aid franchise store-within-a-store locations) and franchise operations in 48 countries (including distribution centers where retail sales are made).  The Company — which is dedicated to helping consumers Live Well — is a diversified, multi-channel business model that derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce, and corporate partnerships.  Our broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men, Ultra Mega, GNC Wellbeing, Pro Performance, and Longevity Factors, and under nationally recognized third party brands.

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Media Contact:

Greg Miller

gmiller@marketcompr.com

MarketcomPR

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